January 23, 2019

First Trust Exchange-Traded Fund II
120 East Liberty Drive
Wheaton, Illinois  60187

Ladies and Gentlemen:

       This letter amends and restates that certain letter dated January
30, 2018, as amended. It is hereby acknowledged that First Trust Advisors L.P. ("First Trust") serves as the investment advisor of each series of First Trust Exchange-Traded Fund II (the "Trust"). The Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), comprised of various exchange-traded funds (each, a "Fund," and, collectively, the "Funds") set forth on Exhibit A attached hereto, which may be amended from time to time.

      It is further acknowledged that on December 6, 2010, First Trust and the Trust, on behalf of the Funds, have entered into the Expense Reimbursement, Fee Waiver and Recovery Agreement (the "Agreement") whereby First Trust has agreed to waive management fees payable to it by a Fund and reimburse a Fund for other expenses borne by such Fund in order to prevent a Fund's Expense Ratio from exceeding a particular Expense Cap for the Expense Cap Term; provided, however, that First Trust has the right to seek restitution of any fees waived and expenses reimbursed within three years to the extent that such restitution would not cause a Fund to exceed the current Expense Cap. Capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in the Agreement.

      The purpose of this letter agreement is to agree and acknowledge that the expense cap term shall be extended to the date set forth on Exhibit A attached hereto for each Fund, subject to approval by the Trust's Board of Trustees.


                                                   Very Truly Yours,

                                                   FIRST TRUST ADVISORS L.P.

                                                   /s/ James M. Dykas
                                                   ----------------------------
                                                   James M. Dykas,
                                                   Chief Financial Officer

AGREED AND ACKNOWLEDGED:

FIRST TRUST EXCHANGE-TRADED FUND II

/s/ Donald P. Swade
--------------------------------
Donald P. Swade, Treasurer


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                                   EXHIBIT A

                      FIRST TRUST EXCHANGE-TRADED FUND II


FUND                                                            DATE
-------------------------------------------------------------   ----------------
First Trust Dow Jones Global Select Dividend                    January 31, 2020
   Index Fund (FGD)

First Trust FTSE EPRA/NAREIT Developed Markets                  January 31, 2019
   Real Estate Index (FFR)

First Trust Global Engineering and Construction ETF (FLM)       January 31, 2020

First Trust Global Wind Energy ETF (FAN)                        January 31, 2020

First Trust NASDAQ(R) Clean Edge(R) Smart Grid Infrastructure   January 31, 2020
   Index Fund (GRID)

First Trust STOXX(R) European Select Dividend Index Fund (FDD)  January 31, 2020